UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

KEURIG GREEN MOUNTAIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On December 6, 2015, Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, Maple Holdings Acquisition Corp., a Delaware corporation, JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, and the Company.

This Schedule 14A filing consists of the following Supplier Letter, dated December 7, 2015, by Brian Kelley, President and Chief Executive Officer of the Company, relating to the execution and delivery of the Merger Agreement.

33 Coffee Lane, Waterbury, VT 05676

T + 800 545 2326

KeurigGreenMountain.com

December 7, 2015

Dear Valued Supplier,

This morning we announced that Keurig Green Mountain and JAB Holding Company (“JAB”) have entered into a definitive agreement under which a JAB-led investor group will acquire Keurig Green Mountain for $92 per share in cash, or a total equity value of approximately $13.9 billion.  I encourage you to read the attached press release, which includes more details on the specifics of the transaction.

JAB is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the consumer goods category.  You are probably familiar with a number of its other coffee investments in the U.S.  such as Peet’s Coffee & Tea, Caribou Coffee and Einstein Noah.  It is important to note that JAB does not directly operate the businesses it owns or invests in.  Instead, each business is operated independently by its respective management team.

As such, JAB plans for Keurig Green Mountain to continue to be operated independently by the company’s management team and remain headquartered in Waterbury, VT.  While Keurig Green Mountain would be privately held at the close of this transaction, our culture, core values and commitment to innovation will continue to thrive with JAB.  You are and will remain a critical part of our business.

The transaction is expected to close during the first calendar quarter of 2016, subject to customary closing conditions, including receipt of shareholder and regulatory approvals.  Please do not hesitate to contact your day-to-day Keurig Green Mountain representative with any questions you may have.

We truly appreciate the role you play in our success and look forward to continuing to work with you in the years ahead.

Thank you,

/s/ Brian Kelley
Brian Kelley
President & CEO
Keurig Green Mountain

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Keurig Green Mountain, Inc. (the “Company”) or the solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving the Company, Acorn Holdings B.V., Maple Holdings Acquisition Corp. and JAB Holdings B.V.  The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement.  However, such documents are not currently available.  The definitive proxy statement will be mailed to the stockholders of the Company.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.KeurigGreenMountain.com under the heading “SEC Filings” within the “Financial Information” section in the “Investors” portion of the Company’s website.  Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (646) 762-8095.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on December 12, 2014, its annual report on Form 10-K for the fiscal year ended September 26, 2015, which was filed with the SEC on November 19, 2015, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.